Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: May 8, 2019

El Paso Electric Announces First Quarter 2019 Financial Results

Overview

•
For the first quarter of 2019, El Paso Electric Company ("EE" or the "Company") reported net income of $6.1 million, or $0.15 basic and diluted earnings per share. In the first quarter of 2018, EE reported a net loss of $7.0 million, or $0.17 basic and diluted loss per share.

•
For the first quarter of 2019, EE reported an adjusted net loss of $6.7 million, or $0.17 adjusted basic loss per share. In the first quarter of 2018, EE reported an adjusted net loss of $5.0 million, or $0.12 adjusted basic loss per share. Adjusted net loss and adjusted basic loss per share, both non-GAAP financial measures, exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities.

Refer to "Use of Non-GAAP Financial Measures" beginning on page 3 of this news release for a reconciliation of Adjusted Net Loss and Adjusted Basic Loss Per Share (non-GAAP financial measures) to Net Income (Loss) and Basic Earnings (Loss) Per Share, the most directly comparable GAAP financial measures, respectively.

"As anticipated, regulatory lag and the seasonality of our business resulted in an adjusted net loss for the quarter." said Mary Kipp, President and Chief Executive Officer of El Paso Electric Company. "However, to mitigate the impact of regulatory lag on our financial results, we successfully filed to establish the Company's first transmission and distribution cost recovery factors in Texas during the first quarter 2019."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below are presented on a GAAP basis and indicate the major factors affecting the net income during the three months ended March 31, 2019, relative to the net loss during the three months ended March 31, 2018 (in thousands except Basic EPS data):

	Three Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS
March 31, 2018		$(6,966)	$(0.17)
Changes in:
Investment and interest income, NDT	$18,608	14,839	0.36
Retail non-fuel base revenues	1,116	882	0.02
Income tax expense-other	—	(1,327)	(0.03)
Depreciation and amortization	(1,312)	(1,036)	(0.03)
Interest charges (credits)	(1,188)	(939)	(0.02)
Other		636	0.02
March 31, 2019		$6,089	$0.15
First Quarter 2019
Net income (loss) for the three months ended March 31, 2019, when compared to the three months ended March 31, 2018, was positively affected by (presented on a pre-tax basis):

•
Increased investment and interest income primarily due to net realized and unrealized gains of $16.0 million for the three months ended March 31, 2019, compared to net losses of $2.5 million for the three months ended March 31, 2018, on securities held in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). Refer to "Use of Non-GAAP Financial Measures" for further details.

•
Increased retail non-fuel base revenues primarily due to increased revenues from residential customers of $1.2 million caused by a 2.6% increase in kilowatt-hour ("kWh") sales that resulted from a 1.6% increase in the average number of residential customers served and favorable weather compared to the three months ended March 31, 2018. Heating degree days increased 17.5% in the three months ended March 31, 2019, when compared to the three months ended March 31, 2018. Refer to "Regulatory Matters" on page 3 of this news release for further details. Non-fuel base revenues and kWh sales for the three months ended March 31, 2019, are provided by customer class on page 11 of this news release.

Net income (loss) for the three months ended March 31, 2019, when compared to the three months ended March 31, 2018, was negatively affected by (presented on a pre-tax basis):

•
Increased income tax expense-other primarily due to differences in the annual effective tax rate and lower values of stock incentives vested in the three months ended March 31, 2019, compared to the three months ended March 31, 2018.

•	Increased depreciation and amortization primarily due to increased plant balances.

•
Increased interest charges (credits) primarily due to interest expense on the $125.0 million aggregate principal amount of 4.22% Senior Notes issued in June 2018 and an increase in the interest cost component of net periodic benefit cost of the Company’s employee benefit plans. These increases were partially offset by the purchase in lieu of redemption of $63.5 million principal amount of 2009 Series A 7.25% Pollution Control Bonds ("PCBs") on February 1, 2019.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Regulatory Matters
Texas Regulatory Matters
Following the enactment of the federal legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "TCJA") on December 22, 2017, and in compliance with the final order in the Company's Texas retail rate case in Docket No. 46831 (the "2017 PUCT Final Order"), on March 1, 2018, the Company filed with the Public Utility Commission of Texas (the "PUCT") and each of its Texas municipalities a proposed refund tariff designed to reduce base charges for Texas customers equivalent to the expected annual decrease of $22.7 million in federal income tax expense resulting from the TCJA changes, and an additional refund of $4.3 million for the amortization of a regulatory liability related to the reduced tax expense for the months of January through March of 2018. This filing was assigned PUCT Docket No. 48124. The refund was reflected in rates over a period of one year beginning April 1, 2018, and will be updated annually until new base rates are implemented pursuant to the Company's next Texas rate case filing. The PUCT issued an order on December 10, 2018, approving the proposed refund tariff. On February 22, 2019, the Company filed with the PUCT and each of its Texas municipalities an application to modify the tax refund tariff to remove the portion of the base rate credit associated with the $4.3 million of regulatory liability amortization, which expired March 31, 2019. The filing was assigned PUCT Docket No. 49251.
Transmission Cost Recovery Factor. On January 25, 2019, the Company filed an application with the PUCT to establish its Transmission Cost Recovery Factor (“TCRF”), which was assigned PUCT Docket No. 49148 (the "2019 TCRF rate filing"). The 2019 TCRF rate filing is designed to recover a requested $8.2 million of Texas jurisdictional transmission revenue requirement that is not currently being recovered in the Company’s Texas base rates for transmission-related investments placed in service from October 1, 2016, through September 30, 2018, net of retirements. On April 30, 2019, the Company revised the request to $8.1 million to reflect a reclassified item that would likely be included in a future Distribution Cost Recovery Factor filing. The Company cannot predict the outcome of this filing at this time.

Distribution Cost Recovery Factor. On March 28, 2019, the Company filed an application with the PUCT and each of its Texas municipalities to establish its Distribution Cost Recovery Factor ("DCRF"), which was assigned PUCT Docket No. 49395 (the "2019 DCRF rate filing"). The 2019 DCRF rate filing is designed to recover a requested $7.9 million of Texas jurisdictional distribution revenue requirement that is not currently being recovered in the Company's Texas base rates for distribution-related investments placed in service from October 1, 2016, through December 31, 2018, net of retirements. The Company cannot predict the outcome of this filing at this time.

New Mexico Regulatory Matters
The Company is required to file its next New Mexico rate case no later than July 31, 2019. The Company expects to file its New Mexico rate case using a December 31, 2018, historical test year period on July 31, 2019.
Use of Non-GAAP Financial Measures
As required by ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities, changes in the fair value of equity securities are recognized in the Company's Statements of Operations. This standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 27 to 30 years) of the Palo Verde Generating Station ("Palo Verde"). Accordingly, the Company has provided the following non-GAAP financial measures to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities. Reconciliations of both non-GAAP financial measures to the most directly comparable financial information presented in accordance with

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

GAAP are presented in the table below. Non-GAAP adjusted net loss is reconciled to GAAP net income (loss), and non-GAAP adjusted basic loss per share is reconciled to GAAP basic earnings (loss) per share.

	Three Months Ended
	March 31,
	2019	2018
	(In thousands except for per share data)
Net income (loss) (GAAP)	$6,089	$(6,966)
Adjusting items before income tax effects
Unrealized (gains) losses, net	(16,690)	3,781
Realized (gains) losses, net	701	(1,272)
Total adjustments before income tax effects	(15,989)	2,509
Income taxes on above adjustments	3,198	(502)
Adjusting items, net of income taxes	(12,791)	2,007
Adjusted net loss (non-GAAP)	$(6,702)	$(4,959)

Basic earnings (loss) per share (GAAP)	$0.15	$(0.17)
Adjusted basic loss per share (non-GAAP)	$(0.17)	$(0.12)
Adjusted net loss and adjusted basic loss per share are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss) and earnings (loss) per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net loss and adjusted basic loss per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company. Non-GAAP financial information should be read together with, and is not an alternative or substitute for, the Company's financial results reported in accordance with GAAP.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity
As of March 31, 2019, our capital structure, including common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the Revolving Credit Facility (the "RCF") consisted of 43.1% common stock equity and 56.9% debt. At March 31, 2019, we had a balance of $8.5 million in cash and cash equivalents and $38.4 million in restricted cash to purchase in lieu of redemption all of the 2009 Series B 7.25% PCBs. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF and debt or equity issuances in the capital markets to meet all of our anticipated cash requirements over the next twelve months.
Cash flows from operations for the three months ended March 31, 2019, were $26.4 million, compared to $26.2 million for the three months ended March 31, 2018. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2019, we had fuel over-recoveries of $12.8 million compared to over-recoveries of fuel costs of $8.0 million during the three months ended March 31, 2018. At March 31, 2019, we had a net fuel over-recovery balance of $23.8 million, including over-recoveries of $19.3 million in our Texas, $4.4 million in our New Mexico and $0.1 million in our FERC jurisdictions. On October 15, 2018, we filed a request with the PUCT to decrease our Texas fixed fuel factor by approximately 6.99% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On October 25, 2018, the Company's fixed fuel factor was approved on an interim basis effective for the first billing cycle of the November 2018 billing month. The revised factor was approved by the PUCT and the docket closed on November 19, 2018. The Texas fixed fuel factor will continue thereafter until changed by the PUCT. On April 29, 2019, the Company filed a petition with the PUCT, which was assigned PUCT Docket No. 49482, requesting authority to implement, beginning on June 1, 2019, a four-month, interim fuel refund of $19.4 million in fuel cost over-recoveries, including interest, for the period from April 2016 through March 2019. The Company cannot predict the outcome of this filing at this time.
During the three months ended March 31, 2019, our primary capital requirements were related to the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $52.4 million in the three months ended March 31, 2019, compared to $66.9 million in the three months ended March 31, 2018. Capital expenditures for 2019 are expected to be approximately $249 million. Capital requirements for purchases of nuclear fuel were $9.5 million in the three months ended March 31, 2019, compared to $9.3 million in the three months ended March 31, 2018.
On March 29, 2019, we paid a quarterly cash dividend of $0.36 per share, or $14.7 million, to shareholders of record as of the close of business on March 15, 2019. We expect to continue paying quarterly cash dividends in 2019. We expect our board of directors to conduct its annual review of our dividend policy in the second quarter of 2019.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the TCJA on our liquidity.
The TCJA discontinued bonus depreciation for regulated utilities, which reduced tax deductions previously available to us for 2019. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) and other carryforwards approximately one year earlier than previously anticipated and is expected to result in higher income tax payments beginning in 2020, after the full utilization of NOL and other carryforwards. However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21%. Due to NOL carryforwards, minimal tax payments are expected for 2019, which are mostly related to state income taxes.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

The effect of the TCJA on our rates is beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 were reduced by $28.2 million, which negatively impacted our cash flows. A comparable amount is expected during 2019.
We received approval from the New Mexico Public Regulation Commission (the "NMPRC") on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% PCBs and the $37.1 million 2009 Series B 7.25% PCBs, which are subject to optional redemption in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We received approval from the FERC on October 31, 2017, to issue up to $350.0 million in long-term debt, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT, and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date, and to redeem, refinance and/or replace the 2009 Series A 7.25% PCBs and 2009 Series B 7.25% PCBs with debt of equal face value. The authorization approved by the FERC is effective from November 15, 2017 through November 14, 2019, and supersedes its prior approvals.
Under these authorizations, on June 28, 2018, the Company issued $125.0 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65.0 million in aggregate principal amount of 4.07% Senior Guaranteed Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF, which included borrowings made for working capital, general corporate purposes and the purchase of nuclear fuel. Also, under these authorizations, on September 13, 2018, the Company and RGRT entered into a third amended and restated credit agreement where we have available a $350.0 million RCF with a term ending on September 13, 2023. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In addition, we may extend the maturity date of the RCF up to two times, in each case for an additional one-year period upon the satisfaction of certain conditions. Additionally, the Company is preparing for potential transactions related to the 2009 Series A 7.25% PCBs and 2009 Series B 7.25% PCBs. On February 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series A 7.25% PCBs utilizing funds borrowed under the RCF. On April 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series B 7.25% PCBs utilizing funds borrowed under the RCF. The Company is currently holding the bonds and may remarket them or replace them with debt instruments of equivalent value at a future date depending on the Company's financing needs and market conditions, and in accordance with FERC approval in April 2019 in response to the Company's most recent FERC application (see below).
On March 27, 2019, NMPRC issued a final order approving the Company's request to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions. On April 18, 2019, the Company received approval from the FERC to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions; to utilize the existing RCF for short-term borrowing not to exceed $400.0 million at any one time; to issue up to $225.0 million in new long-term debt; and to remarket the $63.5 million Series A 7.25% PCBs and the $37.1 million Series B 7.25% PCBs in the form of replacement bonds or senior notes of equivalent value, not to exceed $100.6 million. The authorization approved by the FERC is effective from April 18, 2019 through April 18, 2021, and supersedes its prior approvals.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $140.0 million at March 31, 2019, of which $30.0 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel,

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

excluding debt issuance costs, were $134.1 million as of March 31, 2018, of which $89.1 million had been borrowed under the RCF and $45.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2019, $173.0 million was outstanding under the RCF for working capital and general corporate purposes. At March 31, 2018, $144.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at March 31, 2019, were $203.0 million with an additional $146.9 million available to borrow.
2019 Earnings Guidance
We are adjusting our GAAP earnings guidance for 2019 with a range of $2.25 to $2.95 per basic share from $2.25 to $2.80 per share. The guidance assumes normal operations and considers significant variables that may impact earnings, such as weather, expenses, capital expenditures, nuclear decommissioning trust gains/losses, and the recovery of transmission and distribution investment costs in Texas. The mid-point of the guidance range assumes 10-year average weather (cooling and heating degree days) for the remainder of the year. The GAAP guidance range includes $6.1 million or $0.15 per share to $20.4 million or $0.50 per share, after-tax, of unrealized gains (losses) on equity securities and realized gains (losses) from the sale of both equity and fixed income securities from the Palo Verde decommissioning trust funds based on historic returns on equity securities. After removing the unrealized and realized gains (losses) of $0.15 to $0.50 per share our non-GAAP earnings guidance range is $2.10 to $2.45 per basic share.
Conference Call
A conference call to discuss first quarter 2019 financial results is scheduled for 11:30 A.M. Eastern Time, on May 8, 2019. The dial-in number is 800-682-0995 with a conference ID number of 9724545. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through May 22, 2019 with a dial-in number of 888-203-1112 and a conference ID number of 9724545. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding 2019 earnings guidance (including the anticipated impact of ASU 2016-01); statements regarding the impact of the TCJA; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the Federal Energy Regulatory Commission; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program, the receipt of necessary permits and approvals and our ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EE's regulators and the resulting impact on EE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) the U.S. Government shutdown and the resulting impact on EE's sales and profitability; and (xix) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Three Months Ended March 31, 2019 and 2018
(In thousands except for per share data)
(Unaudited)

	2019	2018	Variance

Operating revenues	$174,363	$175,713	$(1,350)
Operating expenses:
Fuel and purchased power	48,326	52,188	(3,862)
Operations and maintenance	80,413	80,160	253
Depreciation and amortization	25,126	23,814	1,312
Taxes other than income taxes	16,189	15,507	682
	170,054	171,669	(1,615)
Operating income	4,309	4,044	265
Other income (deductions):
Allowance for equity funds used during construction	1,001	920	81
Investment and interest income, net	23,707	5,155	18,552
Miscellaneous non-operating income	3,048	3,136	(88)
Miscellaneous non-operating deductions	(2,357)	(2,743)	386
	25,399	6,468	18,931
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,989	17,988	1,001
Other interest	5,233	4,654	579
Capitalized interest	(1,532)	(1,214)	(318)
Allowance for borrowed funds used during construction	(972)	(898)	(74)
	21,718	20,530	1,188
Income (loss) before income taxes	7,990	(10,018)	18,008
Income tax expense (benefit)	1,901	(3,052)	4,953
Net income (loss)	$6,089	$(6,966)	$13,055

Basic earnings (loss) per share	$0.15	$(0.17)	$0.32

Diluted earnings (loss) per share	$0.15	$(0.17)	$0.32

Dividends declared per share of common stock	$0.360	$0.335	$0.025
Weighted average number of shares outstanding	40,583	40,491	92
Weighted average number of shares and dilutive
potential shares outstanding	40,664	40,491	173

El Paso Electric Company
Cash Flow Summary
Three Months Ended March 31, 2019 and 2018
(In thousands and Unaudited)

	2019	2018
Cash flows from operating activities:
Net Income (loss)	$6,089	$(6,966)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization of electric plant in service	25,126	23,814
Amortization of nuclear fuel	10,706	10,404
Deferred income taxes, net	1,236	(3,964)
Net losses (gains) on decommissioning trust funds	(15,989)	2,509
Other	4,521	4,401
Change in:
Accounts receivable	8,352	8,063
Accounts payable	(11,021)	(23,324)
Net over-collection of fuel revenues	12,799	7,965
Other current liabilities	1,599	6,697
Other	(16,998)	(3,363)
Net cash provided by operating activities	26,420	26,236

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(52,428)	(66,924)
Cash additions to nuclear fuel	(9,502)	(9,257)
Decommissioning trust funds	(2,145)	(1,915)
Other	(3,228)	2,589
Net cash used for investing activities	(67,303)	(75,507)

Cash flows from financing activities:
Dividends paid	(14,658)	(13,615)
Borrowings (repayments) under the revolving credit facility, net	153,744	59,534
Payments on purchase in lieu of redemption of pollution control bonds	(63,500)	—
Other	(653)	(1,064)
Net cash provided by financing activities	74,933	44,855

Net increase (decrease) in cash, cash equivalents and restricted cash	34,050	(4,416)

Cash, cash equivalents and restricted cash at beginning of period	12,900	6,990

Cash, cash equivalents and restricted cash at end of period	$46,950	$2,574

El Paso Electric Company
Three Months Ended March 31, 2019 and 2018
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2019	2018	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	574,089	559,563	14,526	2.6%
	Commercial and industrial, small	496,367	498,675	(2,308)	(0.5)%
	Commercial and industrial, large	252,056	248,285	3,771	1.5%
	Sales to public authorities	331,947	328,329	3,618	1.1%
	Total retail sales	1,654,459	1,634,852	19,607	1.2%
	Wholesale:
	Sales for resale - full requirement customer	11,770	11,730	40	0.3%
	Off-system sales	837,162	864,216	(27,054)	(3.1)%
	Total wholesale sales	848,932	875,946	(27,014)	(3.1)%
	Total kWh sales	2,503,391	2,510,798	(7,407)	(0.3)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$54,452	$53,292	$1,160	2.2%
	Commercial and industrial, small	33,004	33,297	(293)	(0.9)%
	Commercial and industrial, large	7,246	7,126	120	1.7%
	Sales to public authorities	17,285	17,156	129	0.8%
	Total retail non-fuel base revenues (a)	111,987	110,871	1,116	1.0%
	Wholesale:
	Sales for resale - full requirement customer	546	476	70	14.7%
	Total non-fuel base revenues	112,533	111,347	1,186	1.1%
	Fuel revenues:
	Recovered from customers during the period	28,545	39,944	(11,399)	(28.5)%
	Over collection of fuel (b)	(12,758)	(7,950)	(4,808)	(60.5)%
	Total fuel revenues (c) (d)	15,787	31,994	(16,207)	(50.7)%
	Off-system sales (d) (e)	34,979	23,055	11,924	51.7%
	Wheeling revenues (f)	6,005	4,286	1,719	40.1%
	Energy efficiency cost recovery	2,508	1,916	592	30.9%
	Miscellaneous (f)	2,010	2,459	(449)	(18.3)%
	Total revenues from customers	173,822	175,057	(1,235)	(0.7)%
	Other (f)	541	656	(115)	(17.5)%
	Total operating revenues	$174,363	$175,713	$(1,350)	(0.8)%

(a)	2019 and 2018 include $5.1 million and $4.1 million, respectively, base rate decreases related to the reduction in federal statutory income tax rate enacted under the TCJA.
(b)	2018 includes the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.1 million that was credited to customers through the applicable fuel adjustment clauses.
(c)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.9 million and $2.4 million in 2019 and 2018, respectively.
(d)	Off-system sales increased due to favorable market conditions and lower gas prices which resulted in increased margins credited to customers through the fuel adjustment clause.
(e)	Includes retained margins of $0.9 million and $0.6 million in 2019 and 2018, respectively.
(f)	Represents revenue with no related kWh sales.

El Paso Electric Company
Three Months Ended March 31, 2019 and 2018
Other Statistical Data

			Increase (Decrease)
	2019	2018	Amount	Percentage

Average number of retail customers: (a)
Residential	377,396	371,351	6,045	1.6%
Commercial and industrial, small	42,222	42,205	17	—
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,204	5,592	612	10.9%
Total	425,870	419,196	6,674	1.6%

Number of retail customers (end of period): (a)
Residential	378,102	372,040	6,062	1.6%
Commercial and industrial, small	42,375	42,167	208	0.5%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,210	5,679	531	9.4%
Total	426,735	419,934	6,801	1.6%

Weather statistics: (b)			10-Yr Average
Cooling degree days	36	37	35
Heating degree days	1,134	965	1,123

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2019	2018	Amount	Percentage

Palo Verde	1,364,307	1,346,507	17,800	1.3%
Gas plants	915,521	985,107	(69,586)	(7.1)%
Total generation	2,279,828	2,331,614	(51,786)	(2.2)%
Purchased power:
Photovoltaic	58,768	61,570	(2,802)	(4.6)%
Other	265,303	228,244	37,059	16.2%
Total purchased power	324,071	289,814	34,257	11.8%
Total available energy	2,603,899	2,621,428	(17,529)	(0.7)%
Line losses and Company use	100,508	110,630	(10,122)	(9.1)%
Total kWh sold	2,503,391	2,510,798	(7,407)	(0.3)%

Palo Verde O&M expenses (c)	$21,344	$22,175	$(831)

Palo Verde capacity factor	101.5%	100.1%	1.4%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At March 31, 2019 and 2018
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2019	2018

Cash and cash equivalents	$8,505	$2,574

Restricted cash	$38,445	$—

Common stock equity	$1,157,889	$1,119,633
Long-term debt	1,286,111	1,196,110
Total capitalization	$2,444,000	$2,315,743

Current maturities of long-term debt	$36,550	$—

Short-term borrowings under the revolving credit facility	$202,951	$233,067

Number of shares outstanding - end of period	40,738,183	40,661,745

Book value per common share	$28.42	$27.54

Common equity ratio (a)	43.1%	43.9%
Debt ratio	56.9%	56.1%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.